Exhibit 99.1
Post Holdings Declares Dividend on Series B and
Series C Convertible Preferred Stock

St. Louis, Missouri - October 15, 2015 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced its Board of Directors declared a quarterly dividend of $0.9375 per share on the Company’s 3.75% Series B Cumulative Perpetual Convertible Preferred Stock for the dividend period from the date of August 15, 2015 to November 14, 2015.
The Board of Directors also declared a quarterly dividend of $0.625 per share on the Company’s 2.5% Series C Cumulative Perpetual Convertible Preferred Stock for the dividend period from the date of August 15, 2015 to November 14, 2015.
As the dividend payment date of November 15, 2015 falls on a Sunday, both dividends will be paid on November 16, 2015 to preferred shareholders as of November 1, 2015.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, private label, refrigerated and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the ready-to-eat cereal category and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, Frosted Mini Spooners®, Golden Puffs®, Cinnamon Toasters®, Fruity Dyno-Bites®, Cocoa Dyno-Bites®, Berry Colossal Crunch® and Malt-O-Meal® hot wheat cereal. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the foodservice, food ingredient and private label retail channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s active nutrition platform aids consumers in adopting healthier lifestyles through brands such as PowerBar®, Premier Protein® and Dymatize®. Post’s Private Brands Group manufactures private label peanut butter and other nut butters, dried fruits, baking and snacking nuts, cereal and granola. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626